Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-64316, 333-83723, 333-59667 and 333-33095) or our report dated March 28, 2005, with respect to the consolidated financial statements of National Mercantile Bancorp and subsidiaries included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Los Angeles, California
March 28, 2005